                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 11-K

(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 for the fiscal year ended MARCH 31, 1999; or

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 for the transition period from ______________ to ______________

COMMISSION FILE NUMBER 001-13889

         A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                  MacDermid Equipment 401(K) Plan

         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                             MacDermid, Incorporated
                             245 Freight Street
                             Waterbury, CT 06702-0671


REQUIRED INFORMATION

In accordance with the rules to Form 11-K, attached as Appendix 1 to this Form 11-K are the plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA and examined by an independent accountant on a full scope basis.

EXHIBITS

23.1     Consent of KPMG LLP

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             MACDERMID EQUIPMENT 401(K) PLAN

                                             By: MACDERMID, INCORPORATED



Date  October 15, 1999                       By: /s/ Marion L. Hubbard
                                                 -------------------------------
                                                 Name: Marion L. Hubbard
                                                 Title: Plan Administrator

                        MACDERMID EQUIPMENT 401(K) PLAN

                 Financial Statements and Supplemental Schedules

                             March 31, 1999 and 1998

                   (With Independent Auditors' Report Thereon)

                        MACDERMID EQUIPMENT 401(K) PLAN

                               Table of Contents


                                                                          PAGE

Independent Auditors' Report                                               1

Statement of Financial Condition with Fund Information                     2

Statement of Income and Changes in Plan Equity with Fund Information       6

Notes to Financial Statements                                              13


SCHEDULES

1   Item 27a - Schedule of Assets Held for Investment Purposes             20

2   Item 27d - Schedule of Reportable Transactions                         21

Note: Schedules of nonexempt transactions, loans or fixed income obligations, leases in default or classified as uncollectible and assets held for investment purposes which were both acquired and disposed of within the plan year as required by Section 103(c)(5) of the Employee Retirement Income Security Act of 1974 (ERISA) have not been included herein as the information is not applicable.

                          INDEPENDENT AUDITORS' REPORT

Plan Administrator
MacDermid Equipment 401(k) Plan
Waterbury, Connecticut:

We have audited the accompanying statements of financial condition of MacDermid Equipment 401(k) Plan as of March 31, 1999 and 1998 and the related statements of income and changes in plan equity for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MacDermid Equipment, Inc. 401(k) Plan as of March 31, 1999 and 1998 and its income and changes in plan equity for the years then ended in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The Fund Information in the statements of financial condition and the statements of income and changes in plan equity is presented for purposes of additional analysis rather than to present the financial condition and income and changes in plan equity of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                  /s/ KPMG LLP

August 20, 1999
Hartford, Connecticut

                        MACDERMID EQUIPMENT 401(K) PLAN

             Statement of Financial Condition with Fund Information

                            Year ended March 31, 1999



                                                                                 PARTICIPANT DIRECTED
                                                ------------------------------------------------------------------------------------
                                                                                         PRU-
                                                                               PRU-     DENTIAL   PRU-                        PRU-
                                                                              DENTIAL   DIVER-  DENTIAL                      DENTIAL
                                                                    OPPEN-    DIVER-    SIFIED   DIVER-              VAN     INTER-
                                                MACDERMID           HEIMER    SIFIED    CONSER-  SIFIED     PRU-    KAMPEN   MEDIATE
                                                 COMPANY   STABLE    QUEST     HIGH     VATIVE  MODERATE  DENTIAL  AMERICAN  GLOBAL
                                                  STOCK     VALUE   VALUE A   GROWTH    GROWTH   GROWTH   EQUITY    VALUE    INCOME
                       ASSETS                     FUND     FUND 65   FUND      FUND       FUND    FUND     FUND    FUND A    FUND A
                                                ---------  -------  -------  ---------  ------- --------  -------  --------  -------

Investments, at current value (notes 4 and 5):
    MacDermid common stock                      $152,803       --       --         --       --       --        --       --        --
    Mutual funds                                      --   16,396   90,213    242,269   17,396  416,498   154,816   10,740     1,998
    Participant loans receivable                      --       --       --         --       --       --        --       --        --
                                                --------   ------   ------    -------   ------  -------   -------   ------     -----
          Total investments                      152,803   16,396   90,213    242,269   17,396  416,498   154,816   10,740     1,998

Cash (overdraft)
Employer contribution receivable
Employee contribution receivable
Dividend and interest receivable
Other receivable
                                                --------   ------   ------    -------   ------  -------   -------   ------     -----

          Total assets                          $152,803   16,396   90,213    242,269   17,396  416,498   154,816   10,740     1,998
                                                ========   ======   ======    =======   ======  =======   =======   ======     =====

               LIABILITIES AND PLAN EQUITY

Interfund payable                               $
Other payable
Accrued expenses
Plan equity                                      152,803   16,396   90,213    242,269   17,396  416,498   154,816   10,740     1,998
                                                --------   ------   ------    -------   ------  -------   -------   ------     -----
                                                $152,803   16,396   90,213    242,269   17,396  416,498   154,816   10,740     1,998
                                                ========   ======   ======    =======   ======  =======   =======   ======     =====




                                                            GOLD-
                                                             MAN
                                                            SACHS
                                                   PIMCO   GOVERN-
                                                   TOTAL    MENT
                                                   RETURN  INCOME
                                                    FUND   FUND A
                                                   ------  -------

Investments, at current value (notes 4 and 5):
    MacDermid common stock                             --      --
    Mutual funds                                  151,604   7,659
    Participant loans receivable                       --      --
                                                  -------   -----
          Total investments                       151,604   7,659

Cash (overdraft)                                               --
Employer contribution receivable                               --
Employee contribution receivable                               --
Dividend and interest receivable                               --
Other receivable                                               --
                                                  -------   -----

          Total assets                            151,604   7,659
                                                  =======   =====

               LIABILITIES AND PLAN EQUITY

Interfund payable                                              --
Other payable                                                  --
Accrued expenses                                               --
Plan equity                                       151,604   7,659
                                                  -------   -----
                                                  151,604   7,659
                                                  =======   =====


See accompanying notes to financial statements.

                        MACDERMID EQUIPMENT 401(K) PLAN

             Statement of Financial Condition with Fund Information

                                 March 31, 1999



                                                      PRU           PRU         KEMPER
                                                     STOCK         WORLD        DREMEN
                                                     INDEX         GLOBAL      HI RETURN       LOAN
                    ASSETS                           FUND           FUND         FUND          FUND        OTHER        TOTAL
                                                    ------         ------      ---------       ----        -----        -----
Investments, at current value (notes 4 and 5):
    MacDermid common stock                         $    --            --             --           --           --        152,803
    Mutual funds                                    93,362        75,262        151,604           --           --      1,429,817
    Participant loans receivable                        --            --             --       43,170           --         43,170
                                                   -------        ------        -------       ------       ------      ---------
          Total investments                         93,362        75,262        151,604       43,170                   1,483,150

Cash (overdraft)                                        --            --             --           --           --
Employer contribution receivable                        --            --             --           --       47,134         47,134
Employee contribution receivable                        --            --             --           --           --
Dividend and interest receivable                        --            --             --           --           --
Other receivable                                        --            --             --           --           --
                                                   -------        ------        -------       ------       ------      ---------
          Total assets                             $93,362        75,262        151,604       43,170       47,134      1,530,284
                                                   =======        ======        =======       ======       ======      =========

           LIABILITIES AND PLAN EQUITY

Interfund payable
Other payable
Accrued expenses
Plan equity                                         93,362        75,262        151,604       43,170       47,134      1,530,284
                                                   -------        ------        -------       ------       ------      ---------
                                                   $93,362        75,262        151,604       43,170       47,134      1,530,284
                                                   =======        ======        =======       ======       ======      =========

                        MACDERMID EQUIPMENT 401(K) PLAN

             Statement of Financial Condition with Fund Information

                            Year ended March 31, 1998



                                                                               PARTICIPANT DIRECTED
                                                 --------------------------------------------------------------------------------
                                                               AMERICAN
                                                               CENTURY                                       MAXIM       MAXIM
                                                               TWENTIETH                  MAXIM    MAXIM   SMALL CAP  US GOVERNMENT
                                                  GUARANTEED    CENTURY        AIM        SMALL   GROWTH   AGGRESSIVE   MORTGAGE
                                                 CERTIFICATE     ULTRA    CONSTELLATION    CAP     INDEX     GROWTH     SECURITY
                     ASSETS                         FUND         FUND          FUND        FUND     FUND      FUND        FUND
                                                 -----------  -----------  -------------  -----  ---------- --------  ------------
Investments, at current value (notes 4 and 5):
    Other securities                               $ 2,940      91,562       113,520      3,257    27,436    7,455      3,513
    Participant loans receivable
                                                   -------      ------       -------      -----    ------    -----      -----
         Total investments                           2,940      91,562       113,520      3,257    27,436    7,455      3,513

Cash (overdraft)
Employer contribution receivable
Employer contribution receivable
Dividend and interest receivable
Other receivable
                                                   -------      ------       -------      -----    ------    -----      -----
         Total assets                              $ 2,940      91,562       113,520      3,257    27,436    7,455      3,513
                                                   =======      ======       =======      =====    ======    =====      =====


            LIABILITIES AND PLAN EQUITY

Interfund payable                                  $
Other payable
Accrued expenses
Plan equity                                          2,940      91,562       113,520      3,257    27,436    7,455      3,513
                                                   -------      ------       -------      -----    ------    -----      -----
         Total liabilities and plan equity         $ 2,940      91,562       113,520      3,257    27,436    7,455      3,513
                                                   =======      ======       =======      =====    ======    =====      =====



                                                        PARTICIPANT DIRECTED
                                                    ----------------------------
                                                     MAXIM                   PUTNAM          FIDELITY
                                                   INVESTMENT                GLOBAL           ADVISOR
                                                     GRADE        MAXIM     GOVERNMENT        GROWTH
                                                  CORPORATION   CORPORATE    INCOME        OPPORTUNITIES
                                                      FUND         FUND       FUND             FUND
                                                    ---------    ------     ----------     -------------
Investments, at current value (notes 4 and 5):
    Other securities                                  4,885        8,192     3,837            31,287
    Participant loans receivable
                                                      -----        -----     -----            ------
         Total investments                            4,885        8,192     3,837            31,287

Cash (overdraft)
Employer contribution receivable
Employer contribution receivable
Dividend and interest receivable
Other receivable
                                                      -----        -----     -----            ------
         Total assets                                 4,885        8,192     3,837            31,287
                                                      =====        =====     =====            ======


            LIABILITIES AND PLAN EQUITY

Interfund payable
Other payable
Accrued expenses
Plan equity                                           4,885       8,192      3,837            31,287
                                                      -----       -----      -----            ------
         Total liabilities and plan equity            4,885       8,192      3,837            31,287
                                                      =====       =====      =====            ======


See accompanying notes to financial statements.

                        MACDERMID EQUIPMENT 401(K) PLAN

             Statement of Financial Condition with Fund Information

                            Year ended March 31, 1998



                                                                                PARTICIPANT DIRECTED
                                                ------------------------------------------------------------------------------------
                                                                                                      MAXIM  PUTNAM FUND  FIDELITY
                                                   MAXIM        AIM       MAXIM     MAXIM      AIM    VALUE      FOR      ADVISOR
                                                STOCK INDEX  WEINGARTEN  MID CAP  BLUE CHIP  CHARTER  INDEX  GROWTH AND    EQUITY
                  ASSETS                           FUND         FUND       FUND     FUND       FUND    FUND     INDEX       FUND
                                                -----------  ----------  -------  ---------  -------  -----  -----------  --------

Investments, at current value (notes 4 and 5):
    Other securities                            $  32,789      34,648      245      6,342     19,228  14,314    35,987     2,013
    Participant loans receivable
                                                ---------      ------      ---      -----     ------  ------    ------     -----
         Total investments                         32,789      34,648      245      6,342     19,228  14,314    35,987     2,013

Cash (overdraft)
Employer contribution receivable
Employer contribution receivable
Dividend and interest receivable
                                                ---------      ------      ---      -----     ------  ------    ------     -----
Other receivable

         Total assets                           $  32,789      34,648      245      6,342     19,228  14,314    35,987     2,013
                                                =========      ======      ===      =====     ======  ======    ======     =====

         LIABILITIES AND PLAN EQUITY

Interfund payable                               $
Other payable
Accrued expenses
Plan equity                                        32,789      34,648      245      6,342     19,228  14,314    35,987     2,013
                                                ---------      ------      ---      -----     ------  ------    ------     -----
         Total liabilities and plan equity      $  32,789      34,648      245      6,342     19,228  14,314    35,987     2,013
                                                =========      ======      ===      =====     ======  ======    ======     =====



                                              ----------------
                                               PUTNAM   MAXIM   FIDELITY
                                               GLOBAL  FOREIGN  ADVISOR
                                               GROWTH  EQUITY   OVERSEAS
                  ASSETS                        FUND    FUND      FUND
                                               ------  -------  --------

Investments, at current value (notes 4 and 5):
    Other securities                           43,428   16,482   2,597
    Participant loans receivable
                                               ------   ------   -----
         Total investments                     43,428   16,482   2,597

Cash (overdraft)
Employer contribution receivable
Employer contribution receivable
Dividend and interest receivable
                                               ------   ------   -----
Other receivable

         Total assets                          43,428   16,482   2,597
                                               ======   ======   =====

         LIABILITIES AND PLAN EQUITY

Interfund payable
Other payable
Accrued expenses
Plan equity                                    43,428   16,482   2,597
                                               ------   ------   -----
         Total liabilities and plan equity     43,428   16,482   2,597
                                               ======   ======   =====


See accompanying notes to financial statements.

                        MACDERMID EQUIPMENT 401(K) PLAN

             Statement of Financial Condition with Fund Information

                                 March 31, 1998



                                                                                            PARTICIPANT DIRECTED
                                                ------------------------------------------------------------------------------
                                                 ORCHARD  MAXIM
                                                 INDEX    MONEY   PROFILE    PROFILE    PROFILE     PROFILE   PROFILE
                                                EUROPEAN  MARKET  SERIES I  SERIES II  SERIES III  SERIES IV  SERIES V  LOAN
                  ASSETS                          FUND     FUND     FUND       FUND       FUND        FUND      FUND    FUND
                                                --------  ------  --------  ---------  ----------  ---------  --------  ----

Investments, at current value (notes 4 and 5):
    Other securities                            $ 1,775   7,896   299,476    227,118    181,856      12,358     1,341      --
    Participant loans receivable                     --      --        --         --         --          --        --  62,704
                                                -------   -----   -------    -------    -------      ------     -----  ------
          Total investments                       1,775   7,896   299,476    227,118    181,856      12,358     1,341  62,704

Cash (overdraft)
Employer contribution receivable
Employer contribution receivable
Dividend and interest receivable
Other receivable
                                                -------   -----   -------    -------    -------      ------     -----  ------

          Total assets                          $ 1,775   7,896   299,476    227,118    181,856      12,358     1,341  62,704
                                                =======   =====   =======    =======    =======      ======     =====  ======


      LIABILITIES AND PLAN EQUITY

Interfund payable                               $
Other payable
Accrued expenses
Plan equity                                       1,775   7,896   299,476    227,118    181,856      12,358     1,341  62,704
                                                -------   -----   -------    -------    -------      ------     -----  ------

          Total liabilities and plan equity     $ 1,775   7,896   299,476    227,118    181,856      12,358     1,341  62,704
                                                =======   =====   =======    =======    =======      ======     =====  ======




                                                -----------------------



                  ASSETS                         FORFEITURES     TOTAL
                                                 -----------     -----

Investments, at current value (notes 4 and 5):
    Other securities                                2,269     1,240,047
    Participant loans receivable                       --        62,704
                                                    -----     ---------
          Total investments                         2,269     1,302,751

Cash (overdraft)                                                     --
Employer contribution receivable                                     --
Employer contribution receivable                                     --
Dividend and interest receivable                                     --
Other receivable                                                     --
                                                    -----     ---------

          Total assets                              2,269     1,302,751
                                                    =====     =========


      LIABILITIES AND PLAN EQUITY

Interfund payable                                                    --
Other payable                                                         0
Accrued expenses                                                     --
Plan equity                                         2,269     1,302,751
                                                    -----     ---------

          Total liabilities and plan equity         2,269     1,302,751
                                                    =====     =========


See accompanying notes to financial statements.

                        MACDERMID EQUIPMENT 401(K) PLAN

      Statement of Income and Changes in Plan Equity with Fund Information

                            Year ended March 31, 1999

                                                                                          PARTICIPANT DIRECTED
                                                              ---------------------------------------------------------------------
                                                                            AMERICAN
                                                                             CENTURY                                        MAXIM
                                                                            TWENTIETH                  MAXIM    MAXIM     SMALL CAP
                                                              GUARANTEED     CENTURY          AIM      SMALL    GROWTH    AGRESSIVE
                                                              CERTIFICATE     ULTRA     CONSTELLATION   CAP     INDEX      GROWTH
                                                                 FUND         FUND          FUND        FUND     FUND        FUND
                                                              -----------  -----------  -------------  -----  ----------  ---------
Investment income:
    Dividends:                                                $
       Other securities                                               --         --            --         --        --         --
    Interest                                                         101         --            --         --        --         --
    Interest on participants loans                                    --         --            --         --        --         --
                                                              ----------    -------       -------      -----    ------      -----
                                                                      --         --            --         --        --         --
    Realized gain (loss) from sales of investments (note 7):
       Other securities                                               --     45,708        32,808        505    14,800        187
    Unrealized appreciation (depreciation)
       of investments (note 6)                                        --    (30,744)      (29,835)      (978)   (9,128)    (1,281)
                                                              ----------    -------       -------      -----    ------      -----
            Total investment income (loss)                           101     14,964         2,973       (473)    5,672     (1,094)

Contributions:
    Employer                                                          --        154            --         --        81        131
    Employee                                                         292     15,561         8,333        729     4,804      2,400
    401(k)                                                            --      4,336         4,436         --        --        789
                                                              ----------    -------       -------      -----    ------      -----

            Total additions                                          393     35,015        15,742        256    10,557      2,226
                                                              ----------    -------       -------      -----    ------      -----

Net loans                                                           (136)       977          (312)        --        70       (380)
Distributions to participants                                         --     (9,842)      (27,716)        --    (2,400)        --
Administrative expense, net                                           --         --            --         --        --         --
                                                              ----------    -------       -------      -----    ------      -----

            Total deductions                                        (136)    (8,865)      (28,028)        --    (2,330)      (380)
                                                              ----------    -------       -------      -----    ------      -----

            Net increase prior to interfund transfers                257     26,150       (12,286)       256     8,227      1,846

Net interfund transfers                                           (3,197)  (117,712)     (101,234)    (3,513)  (35,663)    (9,301)
                                                              ----------    -------       -------      -----    ------      -----
            Net increase (decrease) in plan equity                (2,940)   (91,562)     (113,520)    (3,257)  (27,436)    (7,455)

Plan equity at beginning of period                                 2,940     91,562       113,520      3,257    27,436      7,455
                                                              ----------    -------       -------      -----    ------      -----

Plan equity at end of period                                  $       --         --            --          0        --         --
                                                              ==========    =======       =======      =====    ======      =====

                                                                     PARTICIPANT DIRECTED
                                                             -------------------------------------
                                                                 MAXIM         MAXIM                      PUTNAM      FIDELITY
                                                             US GOVERNMENT  INVESTMENT                    GLOBAL       ADVISOR
                                                               MORTGAGE        GRADE       MAXIM        GOVERNMENT     GROWTH
                                                               SECURITY     CORPORATION  CORPORATE        INCOME    OPPORTUNITIES
                                                                 FUND          FUND        FUND            FUND          FUND
                                                             -------------  -----------  ---------      ----------  -------------

Investment income:
    Dividends:
       Other securities                                             --           --           --             --            --
    Interest                                                        --           --           --             --            --
    Interest on participants loans                                  --           --           --             --            --
                                                                 -----        -----       ------          -----        ------
                                                                    --           --           --             --            --
    Realized gain (loss) from sales of investments (note 7):
       Other securities                                            416          530        1,122            349        15,052
    Unrealized appreciation (depreciation)
       of investments (note 6)                                    (221)        (323)      (1,430)          (312)      (11,417)
                                                                 -----        -----       ------          -----        ------
            Total investment income (loss)                         195          207         (308)            37         3,635

Contributions:
    Employer                                                        --           --           --             --            60
    Employee                                                       998          220        1,182            301         2,421
    401(k)                                                       2,958           --        2,757             --         2,757
                                                                 -----        -----       ------          -----        ------

            Total additions                                      4,151          427        3,631            338         8,873
                                                                 -----        -----       ------          -----        ------

Net loans                                                         (508)          --          (91)            --            --
Distributions to participants                                     (902)          --           --             --        (1,083)
Administrative expense, net                                         --           --           --             --            --
                                                                 -----        -----       ------          -----        ------

            Total deductions                                    (1,410)          --          (91)            --        (1,083)
                                                                 -----        -----       ------          -----        ------

            Net increase prior to interfund transfers            2,741          427        3,540            338         7,790

Net interfund transfers                                         (6,254)      (5,312)     (11,732)        (4,175)      (39,077)
                                                                 -----        -----       ------          -----        ------
            Net increase (decrease) in plan equity              (3,513)      (4,885)      (8,192)        (3,837)      (31,287)

Plan equity at beginning of period                               3,513        4,885        8,192          3,837        31,287
                                                                 -----        -----       ------          -----        ------

Plan equity at end of period                                        --           --           --             --            --
                                                                 =====        =====       ======          =====        ======

See accompanying notes to financial statements.

                        MACDERMID EQUIPMENT 401(K) PLAN

      Statement of Income and Changes in Plan Equity with Fund Information

                            Year ended March 31, 1999

                                                                                        PARTICIPANT DIRECTED
                                                              --------------------------------------------------------------
                                                                                                                     MAXIM
                                                                 MAXIM        AIM       MAXIM     MAXIM      AIM     VALUE
                                                              STOCK INDEX  WEINGARTEN  MID CAP  BLUE CHIP  CHARTER   INDEX
                                                                  FUND        FUND      FUND      FUND       FUND    FUND
                                                              -----------  ----------  -------  ---------  -------   -----
Investment income:                                            $
    Dividends:
       Other securities                                               --         --        --        --         --       --
    Interest                                                          --         --        --        --         --       --
    Interest on participants loans                                    --         --        --        --         --       --
                                                              ----------     ------     -----     -----     ------   ------
                                                                      --         --        --        --         --       --
    Realized gain (loss) from sales of investments (note 7):
       Other securities                                           13,579     17,243       372     1,607      7,768    6,469
    Unrealized appreciation (depreciation)
       of investments (note 6)                                   (10,564)   (12,198)       (7)   (1,296)    (5,998)  (6,070)
                                                              ----------     ------     -----     -----     ------   ------
             Total investment income (loss)                        3,015      5,045       365       311      1,770      399

Contributions:
    Employer                                                          88         29        29        --          5       25
    Employee                                                       4,618      2,778     3,083       595      2,341    1,737
    401(k)                                                            --         --       789        --         --    4,436
                                                              ----------     ------     -----     -----     ------   ------

             Total additions                                       7,721      7,852     4,266       906      4,116    6,597
                                                              ----------     ------     -----     -----     ------   ------

Net loans                                                              5        424        --        --         --   (1,062)
Distributions to participants                                     (7,261)    (9,650)       --    (1,009)    (2,111)      --
Administrative expense, net                                           --         --        --        --         --       --
Forfeitures                                                           --         --        --        --         --       --
                                                              ----------     ------     -----     -----     ------   ------

             Total deductions                                     (7,256)    (9,226)       --    (1,009)    (2,111)  (1,062)
                                                              ----------     ------     -----     -----     ------   ------

             Net increase prior to interfund transfers               465     (1,374)    4,266      (103)     2,005    5,535

Net interfund transfers                                          (33,254)   (33,274)   (4,511)   (6,239)   (21,233) (19,849)
             Net increase (decrease) in plan equity              (32,789)   (34,648)     (245)   (6,342)   (19,228) (14,314)
                                                              ----------     ------     -----     -----     ------   ------

Plan equity at beginning of period                                32,789     34,648       245     6,342     19,228   14,314
                                                              ----------     ------     -----     -----     ------   ------

Plan equity at end of period                                  $       --         --        --        --         --       --
                                                              ==========     ======     =====     =====     ======   ======

                                                               PARTICIPANT DIRECTED
                                                            ---------------------------
                                                              PUTNAM   FIDELITY  PUTNAM   MAXIM   FIDELITY
                                                             FUND FOR  ADVISOR   GLOBAL  FOREIGN  ADVISOR
                                                             GROWTH &   EQUITY   GROWTH  EQUITY   OVERSEAS
                                                              INCOME     FUND     FUND    FUND      FUND
                                                             --------  --------  ------  -------  --------
Investment income:
    Dividends:
       Other securities                                           --        --       --       --        --
    Interest                                                      --        --       --       --        --
    Interest on participants loans                                --        --       --       --        --
                                                              ------     -----   ------   ------     -----
                                                                  --        --       --       --        --
    Realized gain (loss) from sales of investments (note 7):
       Other securities                                       10,842       630   16,066      677       427
    Unrealized appreciation (depreciation)
       of investments (note 6)                                (9,193)     (538) (12,351)  (1,877)     (528)
                                                              ------     -----   ------   ------     -----
             Total investment income (loss)                    1,649        92    3,715   (1,200)     (101)

Contributions:
    Employer                                                      85        24       64       (3)        9
    Employee                                                   4,179     1,356    4,075      999       352
    401(k)                                                     2,757        --    2,757       --        --
                                                              ------     -----   ------   ------     -----

             Total additions                                   8,670     1,472   10,611     (204)      260
                                                              ------     -----   ------   ------     -----

Net loans                                                        320        --      430       (4)       --
Distributions to participants                                (10,695)       --   (5,067)     (58)       --
Administrative expense, net                                       --        --       --       --        --
Forfeitures                                                       --        --       --       --        --
                                                              ------     -----   ------   ------     -----

             Total deductions                                (10,375)       --   (4,637)     (62)       --
                                                              ------     -----   ------   ------     -----

             Net increase prior to interfund transfers        (1,705)    1,472    5,974     (266)      260

Net interfund transfers                                      (34,282)   (3,485) (49,402) (16,216)   (2,857)
             Net increase (decrease) in plan equity          (35,987)   (2,013) (43,428) (16,482)   (2,597)
                                                              ------     -----   ------   ------     -----

Plan equity at beginning of period                            35,987     2,013   43,428   16,482     2,597
                                                              ------     -----   ------   ------     -----

Plan equity at end of period                                      --        --       --       --        --
                                                              ======     ======  ======   ======     =====


See accompanying notes to financial statements.

                        MACDERMID EQUIPMENT 401(K) PLAN

      Statement of Income and Changes in Plan Equity with Fund Information

                            Year ended March 31, 1999

                                                                                          PARTICIPANT DIRECTED
                                                                    -------------------------------------------------------------
                                                                    ORCHARD   MAXIM
                                                                    OVERSEAS  MONEY   PROFILE    PROFILE    PROFILE     PROFILE
                                                                    EUROPEAN  MARKET  SERIES I  SERIES II  SERIES III  SERIES IV
                                                                      FUND     FUND     FUND      FUND        FUND       FUND
                                                                    --------  ------  --------  ---------  ----------  ---------
Investment income:
    Dividends:
       Other securities                                             $     --      --        --         --          --         --
    Interest                                                              --      --        --         --          --         --
    Interest on participants loans                                        --      --        --         --          --         --
                                                                    --------  ------  --------  ---------  ----------  ---------
                                                                          --      --        --         --          --         --
    Realized gain (loss) from sales of investments (note 7):
       Other securities                                                  347   1,192   118,489     73,538      48,426      2,853
    Unrealized appreciation (depreciation)
       of investments (note 6)                                          (143)   (971) (105,590)   (65,281)    (41,853)    (2,401)
                                                                    --------  ------  --------  ---------  ----------  ---------
            Total investment income (loss)                               204     221    12,899      8,257       6,573        452

Contributions:
    Employer                                                              98      --       414         --          --         --
    Employee                                                           1,883      57    21,557     15,531      14,031        797
    401(k)                                                                --      --        --      2,958          --         --
                                                                    --------  ------  --------  ---------  ----------  ---------

            Total additions                                            2,185     278    34,870     26,746      20,604      1,249
                                                                    --------  ------  --------  ---------  ----------  ---------

Net loans                                                                477      --     2,008     (2,453)     (4,413)       (13)
Distributions to participants                                             --      --    (6,248)   (13,944)    (17,523)        --
Administrative expense, net                                               --      --        --         --          --         --
Forfeitures                                                               --      --
                                                                    --------  ------  --------  ---------  ----------  ---------

            Total deductions                                             477      --    (4,240)   (16,397)    (21,936)       (13)
                                                                    --------  ------  --------  ---------  ----------  ---------

            Net increase prior to interfund transfers                  2,662     278    30,630     10,349      (1,332)     1,236

Net interfund transfers                                               (4,437) (8,174) (330,107)  (237,467)   (101,524)   (13,594)
                                                                    --------  ------  --------  ---------  ----------  ---------
            Net increase (decrease) in plan equity                    (1,775) (7,896) (299,477)  (277,118)   (181,856)   (12,358)

Plan equity at beginning of period                                     1,775   7,896   299,477    227,118     181,856     12,358
                                                                    --------  ------  --------  ---------  ----------  ---------

Plan equity at end of period                                        $     --      --        --         --          --         --
                                                                    ========  ======  ========  =========  ==========  =========

                                                               PARTICIPANT DIRECTED
                                                            ---------------------------
                                                                      MACDERMID          OPPENHEIMER  PRUDENTIAL
                                                             PROFILE   COMPANY   STABLE     QUEST     DIVERSIFIED
                                                             SERIES V   STOCK     VALUE     VALUE     HIGH GROWTH
                                                               FUND      FUND    FUND 65    FUND A        FUND
                                                             --------  --------  ------- -----------  -----------
Investment income:
    Dividends:
       Other securities                                            --        --      --           --           --
    Interest                                                       --        13     228           --           --
    Interest on participants loans                                 --       412      76          102           28
                                                             --------  --------  ------  -----------  -----------

                                                                   --       425     304          102           28
    Realized gain (loss) from sales of investments (note 7):
       Other securities                                            97       (97)     --         (623)      (1,988)
    Unrealized appreciation (depreciation)
       of investments (note 6)                                    (26)   (1,203)    161         (368)         (34)
                                                             --------  --------  ------  -----------  -----------
            Total investment income (loss)                         71      (875)    465         (889)      (1,994)

Contributions:
    Employer                                                       --    15,869   3,769        3,287        3,869
    Employee                                                    1,010    24,804     790        2,605        3,657
    401(k)                                                         --        50      --           --           --
                                                             --------  --------  ------  -----------  -----------

            Total additions                                     1,081    39,848   5,024        5,033        5,532
                                                             --------  --------  ------  -----------  -----------

Net loans                                                          --        --     221          673          301
Distributions to participants                                      --     3,242      --           --       (8,650)
Administrative expense, net                                        --    (1,791)     --           --           --
Forfeitures                                                                        (179)
                                                             --------  --------  ------  -----------  -----------

            Total deductions                                       --     1,451      42          673       (8,349)
                                                             --------  --------  ------  -----------  -----------

            Net increase prior to interfund transfers           2,396   (41,299)  5,067        5,676       (2,817)

Net interfund transfers                                        (2,422)  111,504  11,329       84,537      245,086
                                                             --------  --------  ------  -----------  -----------
            Net increase (decrease) in plan equity             (1,341)  152,803  16,396       90,213      242,269

Plan equity at beginning of period                              1,341        --      --           --           --
                                                             --------  --------  ------  -----------  -----------

Plan equity at end of period                                       --   152,803  16,396       90,213      242,269
                                                             ========  ========  ======  ===========  ===========

See accompanying financial statements.

                        MACDERMID EQUIPMENT 401(K) PLAN

      Statement of Income and Changes in Plan Equity with Fund Information

                            Year ended March 31, 1999

                                                                                           PARTICIPANT DIRECTED
                                                          ---------------------------------------------------------------------
                                                          PRUDENTIAL   PRUDENTIAL                PRUDENTIAL
                                                          DIVERSIFIED  DIVERSIFIED             VAN KAMPEN  INTERMEDIATE   PIMCO
                                                         CONSERVATIVE   MODERATE    PRUDENTIAL  AMERICAN      GLOBAL      TOTAL
                                                            GROWTH       GROWTH       EQUITY     VALUE        INCOME      RETURN
                                                             FUND         FUND        FUND A     FUND A       FUND A      FUND A
                                                          -----------  -----------  ----------  ----------  ----------    ------
Investment income:                                        $
    Dividends:
       Other securities                                         --            --            --         --         --         206
    Interest                                                    --            --            --         --         --          --
    Interest on participants loans                              20           157            39         --         11          --
                                                          --------       -------       -------     ------      -----       -----
                                                                20           157            39         --         11         206
    Realized gain (loss) from sales of investments
     (note 7):
       Other securities                                         --           134          (169)       (54)        --        (139)
    Unrealized appreciation (depreciation)
       of investments (note 6)                                  68         2,805           710       (261)       (38)       (153)
                                                          --------       -------       -------     ------      -----       -----
            Total investment income (loss)                      88         3,096           585       (315)       (27)        (86)

Contributions:
    Employer                                                   654         4,954         1,515        343        943          91
    401(k)                                                     511         3,662         1,127        533        814          --
    Rollover                                                    --            --            --         --         --          --
                                                          --------       -------       -------     ------      -----       -----
            Total additions                                  1,253        11,712         3,227        561      1,730           5
                                                          --------       -------       -------     ------      -----       -----
Net loans                                                      127           535            71       (497)        --          --
Distributions to participants                                   --       (10,427)       (1,286)        --         --          --
Administrative expense, net                                     --            --            --         --         --          --
Forfeitures                                                     --            --            --         --         --          --
                                                          --------       -------       -------     ------      -----       -----
            Total deductions                                   127        (9,892)       (1,215)      (497)        --          --
                                                          --------       -------       -------     ------      -----       -----
            Net increase prior to interfund transfers        1,380         1,820         2,012         64      1,730           5

Net interfund transfers                                     16,016       414,678       152,804     10,676        268       8,959
                                                          --------       -------       -------     ------      -----       -----
            Net increase (decrease) in plan equity          17,396       416,498       154,816     10,740      1,998       8,964

Plan equity at beginning of period                              --            --            --         --         --          --
                                                          --------       -------       -------     ------      -----       -----
Plan equity at end of period                              $ 17,396       416,498       154,816     10,740      1,998       8,964
                                                          ========       =======       =======     ======      =====       =====

                                                       PARTICIPANT DIRECTED
                                                     -----------------------
                                                             PRUDENTIAL   KEMPER
                                                 PRUDENTIAL    WORLD       DREMEN  GOLD SACHS
                                                   STOCK       FUND        HIGH       GOV'T
                                                   INDEX      GLOBAL       RET       INCOME
                                                  FUND Z      FUND A       FUND       FUND     LOANS  FORFEITURES  OTHER    TOTAL
                                                   -----      ------      ------   ----------  -----  -----------  -----    -----
Investment income:
    Dividends:
       Other securities                                --        --          676         87                                     969
    Interest                                           --        --           --         --                                     342
    Interest on participants loans                    220        82          205          3                                   1,355
                                                   ------    ------      -------    -------   -------    ------   ------  ---------
                                                      220        82          881         90                                   2,666
    Realized gain (loss) from sales of
     investments (note 7):
       Other securities                                --        (5)           3         --                                 429,166
    Unrealized appreciation (depreciation)
       of investments (note 6)                      4,045     1,342       (2,449)       (53)                               (357,982)
                                                   ------    ------      -------    -------   -------    ------   ------  ---------
            Total investment income (loss)          4,265     1,419       (1,565)        37                                  73,850

Contributions:
    Employer                                        5,758     1,267       12,225        599              (2,269)  47,134    100,548
    401(k)                                          5,674       805       11,482        731                                 175,415
    Rollover                                           --        --           --         --                                  31,780
                                                   ------    ------      -------    -------   -------    ------   ------  ---------
            Total additions                        15,697     3,491       22,142      1,367        --    (2,269)            382,593
                                                   ------    ------      -------    -------   -------    ------   ------  ---------
Net loans                                             969       368        1,215         38    (2,605)                           (3)
Distributions to participants                          --        --           --         --   (16,929)                     (155,783)
Administrative expense, net                           (40  )     --           --         --                                      --
Forfeitures                                            --        --           --         --                                (155,776)
                                                   ------    ------      -------    -------   -------    ------   ------  ---------
            Total deductions                          929       368        1,215         38   (19,534)        0       --   (537,363)
                                                   ------    ------      -------    -------   -------    ------   ------  ---------
            Net increase prior to interfund
             transfers                             16,621     3,859       23,357      1,405              (2,269)  47,134     47,134

Net interfund transfers                            76,736    71,403      128,247      6,254                           --         --
                                                   ------    ------      -------    -------   -------    ------   ------  ---------
            Net increase (decrease) in plan
             equity                                93,262    75,262      151,604      7,659   (19,534)            47,134    227,533

Plan equity at beginning of period                     --        --           --         --    62,704     2,269       --  1,302,751
                                                   ------    ------      -------    -------   -------    ------   ------  ---------
Plan equity at end of period                       93,262    75,262      151,604      7,659    43,170         0       --  1,530,284
                                                   ======    ======      =======    =======   =======    ======   ======  =========

See accompanying notes to financial statements.

                        MACDERMID EQUIPMENT 401(K) PLAN

      Statement of Income and Changes in Plan Equity with Fund Information

                            Year ended March 31, 1998

                                                                                           PARTICIPANT DIRECTED
                                                              --------------------------------------------------------------------
                                                                            AMERICAN                                       MAXIM
                                                                            CENTURY                    MAXIM    MAXIM      SMALL
                                                              GUARANTEED    TWENTIETH      AIM         SMALL    GROWTH      CAP
                                                              CERTIFICATE   CENTURY    CONSTELLATION    CAP     INDEX    AGGRESSIVE
                                                                 FUND         FUND         FUND         FUND     FUND      FUND
                                                              -----------  -----------  -------------   -----  ----------  ------
Investment income:                                              $
    Dividends:
       Other securities                                               --         --           --           --         --       --
    Interest                                                         103         --           --           --         --       --
    Interest on participants loans                                    --         --           --           --         --       --
                                                                --------     ------      -------        -----     ------    -----
                                                                     103         --           --           --         --       --
    Realized gain (loss) from sales of investments (note 7):
       Other securities                                               --      1,368        1,717           --         65       89
        Unrealized appreciation (depreciation)
       of investments (note 6)                                        --     23,070       23,244          926      7,305    1,324
                                                                --------     ------      -------        -----     ------    -----
            Total investment income (loss)                           103     24,438       24,961          926      7,370    1,413
                                                                --------     ------      -------        -----     ------    -----
Contributions:
    Employer                                                         267      5,565        4,515           --      1,111      522
    Employee                                                         539     12,906       16,330           (9)     4,565    3,299
    401(k)                                                            --        594          594           --         --       --
                                                                --------     ------      -------        -----     ------    -----
            Total additions                                          909     43,503       46,400          917     13,046    5,234
                                                                --------     ------      -------        -----     ------    -----

Net loans                                                           (934)    (2,273)      (1,807)          --       (283)     283
Distributions to participants                                         --     (2,308)      (5,241)          --         --     (266)
Administrative expense, net                                           --         --           --           --         --       --
                                                                --------     ------      -------        -----     ------    -----
            Total deductions                                        (934)    (4,581)      (7,048)          --       (283)      17
                                                                --------     ------      -------        -----     ------    -----
            Net increase prior to interfund transfers                (25)    38,922       39,352          917     12,763    5,251

Net interfund transfers                                               --      1,327          876           --      1,635       --
                                                                --------     ------      -------        -----     ------    -----
            Net increase (decrease) in plan equity                   (25)    40,249       40,228          917     14,398    5,251

Plan equity at beginning of period                                 2,965     51,313       73,292        2,340     13,038    2,204
                                                                --------     ------      -------        -----     ------    -----
Plan equity at end of period                                    $  2,940     91,562      113,520        3,257     27,436    7,455
                                                                ========     ======      =======        =====     ======    =====

                                                                     PARTICIPANT DIRECTED
                                                            ---------------------------------
                                                                MAXIM           MAXIM                      PUTNAM        FIDELITY
                                                            US GOVERNMENT     INVESTMENT                   GLOBAL        ADVISOR
                                                              MORTGAGE          GRADE        MAXIM       GOVERNMENT       GROWTH
                                                              SECURITY       CORPORATION   CORPORATION     INCOME     OPPORTUNITIES
                                                                FUND             FUND         FUND          FUND           FUND
                                                             ------------    -----------     -----       ---------     ---------
Investment income:
    Dividends:
       Other securities                                             --               --              --          --           --
    Interest                                                        --               --              --          --           --
    Interest on participants loans                                  --               --              --          --           --
                                                                 -----            -----           -----       -----       ------
                                                                    --               --              --          --           --

    Realized gain (loss) from sales of investments (note 7):
       Other securities                                             10               --              48          --          114
        Unrealized appreciation (depreciation)
       of investments (note 6)                                     185              242             836         (45)       7,544
                                                                 -----            -----           -----       -----       ------
            Total investment income (loss)                         195              242             884         (45)       7,658
                                                                 -----            -----           -----       -----       ------

Contributions:
    Employer                                                       354              466             524         150        1,152
    Employee                                                     1,051            1,293           1,625         816        3,311
    401(k)                                                          --               --              --          --        1,187
                                                                 -----            -----           -----       -----       ------
            Total additions                                      1,600            2,001           3,033         921       13,308
                                                                 -----            -----           -----       -----       ------

Net loans                                                          (55)              --            (572)         --         (642)
Distributions to participants                                       --               --              --          --           --
Administrative expense, net                                         --               --              --          --           --
                                                                 -----            -----           -----       -----       ------
            Total deductions                                       (55)              --            (572)         --         (642)
                                                                 -----            -----           -----       -----       ------
            Net increase prior to interfund transfers            1,545            2,001           2,461         921       12,666

Net interfund transfers                                             --               --              --          --           --
                                                                 -----            -----           -----       -----       ------
            Net increase (decrease) in plan equity               1,545            2,001           2,461         921       12,666

Plan equity at beginning of period                               1,968            2,884           5,731       2,916       18,621
                                                                 -----            -----           -----       -----       ------
Plan equity at end of period                                     3,513            4,885           8,192       3,837       31,287
                                                                 =====            =====           =====       =====       ======

See accompanying notes to financial statements.

                        MACDERMID EQUIPMENT 401(K) PLAN

      Statement of Income and Changes in Plan Equity with Fund Information

                            Year ended March 31, 1998

                                                                           PARTICIPANT DIRECTED
                                                       ------------------------------------------------------------------
                                                                                                                    MAXIM
                                                          MAXIM        AIM       MAXIM       MAXIM       AIM        VALUE
                                                       STOCK INDEX  WEINGARTEN  MID CAP    BLUE CHIP   CHARTER      INDEX
                                                          FUND         FUND      FUND        FUND        FUND       FUND
                                                       -----------  ----------  -------    ---------   -------      -----
Investment income:                                      $
    Dividends:
       Other securities                                       --          --          --          --          --         --
    Interest                                                  --          --          --          --          --         --
    Interest on participants loans                            --          --          --          --          --         --
                                                        --------    --------    --------    --------    --------   --------
    Realized gain (loss) from sales of
      investments (note 7):
         Other securities                                     --         274         265          --          28         --

    Unrealized appreciation (depreciation)
       of investments (note 6)                             8,612       8,744        (258)      1,020       4,437      3,984
                                                        --------    --------    --------    --------    --------   --------

            Total investment income (loss)                 8,612       9,018           7       1,020       4,465      3,984
                                                        --------    --------    --------    --------    --------   --------

Contributions:
    Employer                                               1,863       1,845          59         245       1,087        500
    Employee                                               6,354       4,921         179         988       2,688      1,046
    401(k)                                                    --          --          --       1,187         594         --
                                                        --------    --------    --------    --------    --------   --------

            Total additions                               16,829      15,784         245       3,440       8,834      5,530
                                                        --------    --------    --------    --------    --------   --------

Net loans                                                   (406)        (45)         --         (74)         --       (403)
Distributions to participants                               (242)     (1,120)         --          --          --         --
Administrative expense, net                                   --          --          --          --          --        (43)
                                                        --------    --------    --------    --------    --------   --------

            Total deductions                                (648)     (1,165)         --         (74)         --       (403)
                                                        --------    --------    --------    --------    --------   --------

            Net increase prior to interfund transfers     16,181      14,619         245       3,366       8,834      5,127

Net interfund transfers                                    1,327          --          --          --          --      1,327
                                                        --------    --------    --------    --------    --------   --------
            Net increase (decrease) in plan equity        17,508      14,619         245       3,366       8,834      6,454

Plan equity at beginning of period                        15,281      20,029          --       2,976      10,394      7,860
                                                        --------    --------    --------    --------    --------   --------

Plan equity at end of period                            $ 32,789      34,648         245       6,342      19,228     14,314
                                                        ========    ========    ========    ========    ========   ========

                                                       --------------------------------
                                                       PUTNAM FUND  FIDELITY     PUTNAM     MAXIM      FIDELITY
                                                           FOR      ADVISOR      GLOBAL    FOREIGN     ADVISOR
                                                         GROWTH &    EQUITY      GROWTH     EQUITY     OVERSEAS
                                                         INCOME       FUND        FUND       FUND        FUND
                                                       -----------  --------     ------     -------    --------
Investment income:
    Dividends:
       Other securities                                       --          --         --          --          --
    Interest                                                  --          --         --          --          --
    Interest on participants loans                            --          --         --          --          --
                                                        --------    --------   --------    --------    --------
    Realized gain (loss) from sales of
      investments (note 7):
         Other securities                                    181          87         --       1,904         259

    Unrealized appreciation (depreciation)
       of investments (note 6)                             6,826         375      9,064        (263)        139
                                                        --------    --------   --------    --------    --------

            Total investment income (loss)                 7,007         462      9,064       1,641         398
                                                        --------    --------   --------    --------    --------

Contributions:
    Employer                                               2,339         124      1,697         792         155
    Employee                                               9,452         292      5,576       2,191         450
    401(k)                                                    --          --         --         594          --
                                                        --------    --------   --------    --------    --------

            Total additions                               18,798         878     16,337       5,218       1,003
                                                        --------    --------   --------    --------    --------

Net loans                                                   (360)         --     (2,702)       (613)         --
Distributions to participants                               (755)         --     (4,373)     (2,231)       (134)
Administrative expense, net                                   --          --         --          --          --
                                                        --------    --------   --------    --------    --------

            Total deductions                              (1,115)         --     (7,075)     (2,844)       (134)
                                                        --------    --------   --------    --------    --------

            Net increase prior to interfund transfers     17,683         878      9,262       2,374         869

Net interfund transfers                                       --          --         --        (876)         --
                                                        --------    --------   --------    --------    --------
            Net increase (decrease) in plan equity        17,683         878      9,262       1,498         869

Plan equity at beginning of period                        18,304       1,135     34,166      14,984       1,728
                                                        --------    --------   --------    --------    --------

Plan equity at end of period                              35,987       2,013     43,428      16,482       2,597
                                                        ========    ========   ========    ========    ========

See accompanying notes to the financial statements.

                        MACDERMID EQUIPMENT 401(K) PLAN

      Statement of Income and Changes in Plan Equity with Fund Information

                            Year ended March 31, 1998

                                                                            PARTICIPANT DIRECTED
                                                             -------------------------------------------------
                                                              ORCHARD      MAXIM
                                                             OVERSEAS      MONEY        PROFILE      PROFILE
                                                             EUROPEAN      MARKET        SERIES I    SERIES II
                                                               FUND         FUND          FUND         FUND
                                                             --------      ------        --------    ---------
Investment income:
  Dividends:
     Other securities                                            --          --            --            --
  Interest                                                       --          --            --            --
  Interest on participants loans                                 --          --            --            --
                                                                 --          --            --            --
                                                               ------       -----       -------       -------
  Realized gain (loss) from sales of
     investments (note 7):
        Other securities                                            1         670        21,997         3,925

  Unrealized appreciation (depreciation)
     of investments (note 6)                                      144        (246)       59,666        42,238
                                                               ------       -----       -------       -------
          Total investment income (loss)                          145         424        81,663        46,163

Contributions:
  Employer                                                        566           1        12,535        11,183
  Employee                                                        932           4        33,662        26,935
  401(k)                                                           --          --            --         1,187
                                                               ------       -----       -------       -------
          Total additions                                       1,643         429       127,860        85,468
                                                               ------       -----       -------       -------

Net loans                                                         132         (75)        1,666        (5,129)
Distributions to participants                                    --        (3,474)      (47,694)       (4,741)
Administrative expense, net                                      --          --              98          --
                                                               ------       -----       -------       -------

          Total deductions                                        132      (3,549)      (45,930)       (9,870)
                                                               ------       -----       -------       -------

          Net increase prior to interfund transfers             1,775      (3,120)       81,930        75,598

Net interfund transfers                                          --        (6,943)      (15,750)         --
                                                               ------       -----       -------       -------
          Net increase (decrease) in plan equity                1,775     (10,063)       66,180        75,598

Plan equity at beginning of period                               --        17,959       233,296       151,520
                                                               ------       -----       -------       -------
Plan equity at end of period                                   $1,775       7,896       299,476       227,118
                                                               ======       =====       =======       =======
                                                                   PARTICIPANT DIRECTED
                                                       --------------------------------------------
                                                        PROFILE      PROFILE      PROFILE
                                                       ERIES III    SERIES IV    SERIES V      LOAN
                                                         FUND         FUND         FUND        FUND     FORFEITURES       TOTAL
                                                       ---------    ---------    --------     ------    -----------       -----
Investment income:
  Dividends:
     Other securities                                      --           --          --           --                          --
  Interest                                                 --           --          --           --                         103
  Interest on participants loans                           --           --          --          4,341                     4,341
                                                        -------       ------      ------      -------                 ---------
                                                           --           --          --          4,341                     4,444
  Realized gain (loss) from sales of
     investments (note 7):
       Other securities                                   6,051          616        --           --                      39,669

  Unrealized appreciation (depreciation)
     of investments (note 6)                             23,791        1,129        --           --                     234,033
                                                        -------       ------      ------      -------                 ---------
          Total investment income (loss)                 29,842        1,745        --          4,341                   278,146

Contributions:
  Employer                                               11,500          659         701         --                      62,477
  Employee                                               22,617        1,405         410         --                     156,829
  401(k)                                                  1,202         --          --           --                       7,139
                                                        -------       ------      ------      -------                 ---------

          Total additions                                65,161        3,809       1,111        4,341                   504,590
                                                        -------       ------      ------      -------                 ---------

Net loans                                                (9,481)      (1,143)        (54)      24,921            --       3,357
Distributions to participants                            (6,860)         (74)                  (5,036)                  (82,280)
Administrative expense, net                                --           --          --           --           2,269          98
                                                        -------       ------      ------      -------     ---------   ---------

          Total deductions                              (16,341)      (1,217)        (54)      19,885         2,269     (82,231)
                                                        -------       ------      ------      -------     ---------   ---------

          Net increase prior to interfund transfers      48,820        2,592       1,057       24,226         2,269     431,359

Net interfund transfers                                  16,828         --           248         --                          --
                                                        -------       ------      ------      -------     ---------   ---------
          Net increase (decrease) in plan equity         65,648        2,592       1,325       24,226         2,269     431,359

Plan equity at beginning of period                      116,208        9,766          36       38,478            --     871,392
                                                        -------       ------      ------      -------     ---------   ---------

Plan equity at end of period                            181,856       12,358       1,341       62,704         2,269   1,302,751
                                                        =======       ======      ======      =======     =========   =========

See accompanying notes to the financial statements.

                        MACDERMID EQUIPMENT 401(K) PLAN

                        Notes to Financial Statements

                           March 31, 1999 and 1998



(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    BASIS OF PRESENTATION

              The MacDermid Equipment (The Company) 401(k) Plan (the Plan) is a defined contribution plan that was established as of January 1, 1989 under the name of Hollmuller America, Inc. 401(k) Plan. MacDermid, Inc. had owned 50% of Hollmuller America, Inc. On x/x/xx MacDermid, Inc. purchased the remaining 50% of Hollmuller America, Inc., and the name of the Plan was changed to the MacDermid Equipment, Inc. 401(k) Plan.

              The accompanying financial statements have been prepared on an accrual basis. Current values of investments are determined using quoted market prices and current yields. Purchases and sales of securities are recorded on a trade-date basis. The cost of investments sold is determined on an average cost basis.

       (b)    TRUST FUND

              Great West Life Annuity Insurance Company was the trustee of the Plan through December 31, 1998. Effective January 1, 1999, Prudential Investments is the Trustee of the Plan. Under the terms of a trust agreement between the Trustee and the Plan, the Trustee manages a trust fund on behalf of the Plan. The Plan Trustee has discretionary authority concerning purchases and sales of investments in the trust fund. The investments and changes therein of this trust fund have been reported to the Plan by the Trustee as having been determined through the use of current values for all assets and liabilities.

       (c)    USE OF ESTIMATES

              The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.


(2)    PLAN PROVISIONS

       Under the terms of the Plan, an employee is eligible to become a participant in the Plan (for the purpose of making employee contributions) upon the completion of 30 days of employment. For the purpose of receiving Company contributions, an employee is eligible after reaching the age of 21 and completing at least twelve months of service and 1,000 hours of employment with the Company during the current fiscal year.

       An employee may make voluntary pre-tax contributions to the Plan totaling from 1% to 15% of the employee's gross pay, subject to IRS limitations. Contributions toward Company stock (up to 6%) are matched by the Company $0.50 per dollar, to a maximum of 3% of employees' gross pay. Each participant shall direct (to funds) 100% of their contributions.

                                                                     (Continued)

                        MACDERMID EQUIPMENT 401(K) PLAN

                        Notes to Financial Statements

                           March 31, 1999 and 1998



       The Company may make profit-sharing contributions to the Plan. This is a discretionary contribution determined by the Board of Directors.

       Employees vest immediately as to their contributions. Full vesting with respect to the Company's contribution requires five years of credited service, except that full vesting will apply when an employee attains age 55, dies or becomes totally disabled. Any forfeited amounts related to the maximum additional 3% of compensation allocated to the Company Stock Fund are used to reduce the cash contribution required by the Company in the following year. All other forfeitures are allocated on a pro rata basis to Plan participants with at least one year of participation in the Plan based on eligible compensation. There were no forfeitures in Plan year 1999 and 1998.

       Distribution of participants' interests upon separation shall be paid in
       (a) a lump sum; (b) equal installments over a period not to exceed 15 years; or (c) through the purchase of a single premium annuity contract, as the participant elects but subject to the approval of the Plan Administrator.

       The Company expects to continue the Plan indefinitely, but necessarily reserves the right to amend, modify or terminate the Plan at any time. If it is necessary to discontinue the Plan, the assets in the trust fund will be used to provide benefits in accordance with the provisions of the Plan document.


(3)    FEDERAL INCOME TAXES

       The Plan has received a tax determination letter dated November 1, 1993, from the Internal Revenue Service (IRS) indicating that the Plan qualifies under the provisions of Section 501(a) of the Internal Revenue Code (IRC) and is exempt from federal income taxes. However, the Company believes the Plan is designed and is currently being operated in compliance with the applicable sections of the IRC.

       Plan participants are taxed on Plan benefits at the time of distribution to the extent such distribution exceeds a participant's post-tax contribution to the Plan. The Plan withholds the mandatory 20% federal tax from all taxable distributions which are not direct rollovers. The tax consequences to the participant will depend on the type of distribution (lump sum, annuity, or installments).


(4)    INVESTMENT PROGRAMS

       Plan participants may elect from among fourteen separate investment funds in which to have their contributions and a portion of the Company's contribution invested. The fourteen investment funds of the Plan as of March 31, 1999 are as follows:


       (1)    OPPENHEIMER QUEST VALUE A (QFVFX)- Seeks capital appreciation.


                                                                     (Continued)

                        MACDERMID EQUIPMENT 401(K) PLAN

                         Notes to Financial Statements

                            March 31, 1999 and 1998

(2) STABLE VALUE FUND 65 - Seeks to provide safety of principal, adequate liquidity and returns superior to shorter maturity alternatives. The Stable Value Fund will invest 100% in the Norwest Stable Return Fund with the same investment objective.

(3)  PRUDENTIAL EQUITY FUND A (PBQAX) - Seeks long-term growth of capital.

(4) PRUDENTIAL INTERMEDIATE GLOBAL INCOME A (PBIGX) - Seeks current income and capital appreciation.

(5) PRUDENTIAL DIVERSIFIED HIGH GROWTH FUND - Seeks to provide current income and a reasonable level of capital appreciation. This fund pursues its objective by investing in a diversified portfolio of debt obligations and equity securities.

(6) PRUDENTIAL DIVERSIFIED CONSERVATIVE GROWTH FUND - Seeks to provide current income and a reasonable level of capital appreciation. This fund pursues its objective by investing in a diversified portfolio of debt obligations and equity securities.

(7) PRUDENTIAL DIVERSIFIED MODERATE GROWTH FUND - Seeks to provide long-term capital appreciation and a reasonable level of current income. This fund pursues its objective by investing in a diversified portfolio of equity securities.

(8) PRUDENTIAL STOCK INDEX FUND Z (PSIFX) - Seeks to replicate the performance of the S&P 500 Index.

(9) PRUDENTIAL WORLD FUND GLOBAL A (PRGAX) - Seeks long-term capital growth; income is secondary.

(10) KEMPER DREMAN HIGH RETURN EQUITY (KDHAX) - Seeks total return.

(11) PIMCO TOTAL RETURN FUND A - Seeks to provide maximum total return, taking into consideration income and capital appreciation potential. It maintains a portfolio consisting primarily of intermediate-term, high quality, fixed income securities.

(12) VAN KAMPEN AMERICAN VALUE FUND A (MSAVX) - Seeks long-term total return.

(13) MACDERMID COMPANY STOCK FUND (MRD) - This fund consists primarily of common stock of MacDermid, Inc.

(14) GOLD SACHS GOVERNMENT INCOME A - Seeks income.

Participants may elect to transfer amounts from one investment fund to another, up to once per day, using a voice response system. Once an election is made to allocate funds to the Employer Stock Fund,


                                                                     (Continued)

                        MACDERMID EQUIPMENT 401(K) PLAN

                        Notes to Financial Statements

                           March 31, 1999 and 1998


       the funds may not be transferred out, except that participants over the age of 55 may transfer certain funds out of the Employer Stock Fund.

(5)    INVESTMENTS

       The following table represents the cost and fair value of investment. Investments that represent 5% or more the Plan's net assets are separately identified:

                                                      DESCRIPTION OF                    CURRENT
                         FUND                           INVESTMENT          COST         VALUE
       ---------------------------------------------  --------------      --------     ---------
       Guaranteed Certificate Fund                                        $  2,940         2,940
       American Century Twentieth Century Ultra Fund       794              60,818        91,562
       AMI Constellation Fund                              930              83,685       113,520
       Maxim Small Cap Fund                                 55               2,279         3,257
       Maxim Growth Index Fund                             271              18,308        27,436
       Small Cap Aggressive Growth Fund                     75               6,174         7,455
       Maxim US Government Mortgage Security Fund           75               3,292         3,513
       Maxim Investment Grade Corporation Fund              53               4,562         4,885
       Maxim Corporation Fund                              140               6,762         8,192
       Putnam Global Government Income Fund                 61               3,525         3,837
       Fidelity Advisor Growth Opportunities Fund          304              19,870        31,287
       Maxim Stock Index Fund                              152              22,225        32,789
       AIM Weingarten Fund                                 283              22,450        34,648
       Maxim Mid Cap Fund                                    5                 283           245
       Maxim Blue Chip Fund                                 78               5,047         6,343
       AIM Charter Fund                                    181              13,230        19,228
       Maxim Value Index Fund                               77               8,244        14,314
       Putnam Fund for Growth and Income Fund              431              26,794        35,987
       Fidelity Advisor Equity Income Fund                  16               1,475         2,013
       Putnam Global Growth Fund                           623              31,077        43,428
       Maxim Foreign Equity Fund                           249              14,605        16,482
       Fidelity Advisor Overseas Fund                       25               2,069         2,597
       Orchard Overseas European Fund                       45               1,632         1,775
       Maxim Money Market Fund                              79               6,925         7,896
       Profile Series I Fund                             3,128             193,886       299,476
       Profile Series II Fund                            3,632             161,837       227,118
       Profile Series III Fund                           3,019             140,003       181,856
       Profile Series IV Fund                              199               9,957        12,358
       Profile Series V Fund                                51               1,315         1,341
                                                                          --------     ---------
                                                                          $875,223     1,237,778
                                                                          ========     =========

                        MACDERMID EQUIPMENT 401(K) PLAN

                          Notes to Financial Statements

                             March 31, 1999 and 1998

(6)  UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS

     The net unrealized appreciation (depreciation) of investments included in Plan equity is as follows:


                                                     AMER CENT                                         MAXIM     MAXIM      MAXIM
                                         GUARANTEED  TWENTIETH       AIM          MAXIM      MAXIM     SC AGG   US GOVT     INVEST
                                        CERTIFICATE  CENT ULTRA  CONSTELLATION  SMALL CAP  GROWTH IND  GROWTH   MORT SEC  GRADE CORP
                                           FUND         FUND         FUND         FUND        FUND      FUND      FUND       FUND
                                        -----------  ----------  -------------  ---------  ----------  ------   --------  ----------

Unrealized appreciation (depreciation)
      period ending March 31, 1998       $       --    30,744       29,835         978       9,128      1,281      221        323
Change fiscal 1999                               --   (30,744)     (29,835)       (978)     (9,128)    (1,281)    (221)      (323)
                                         ----------    ------       ------         ---       -----      -----      ---        ---

Balance March 31, 1999                   $       --        --           --          --          --         --       --         --
                                         ==========    ======       ======         ===       =====      =====      ===        ===



                                                       PUTNAM       FIDELITY
                                            MAXIM      GLOBAL     ADV. GROWTH
                                            CORP      GOVT INC   OPPORTUNITIES
                                            FUND        FUND         FUND
                                            -----     --------   -------------

Unrealized appreciation (depreciation)
      period ending March 31, 1998         1,430        312         11,417
Change fiscal 1999                        (1,430)      (312)       (11,417)
                                           -----      -----         ------
Balance March 31, 1999                        --         --             --
                                           =====      =====         ======




                                           MAXIM        AIM          MAXIM     MAXIM      AIM       MAXIM     FUND FOR    ADVISOR
                                        STOCK INDEX  WEINGARTEN     MID CAP  BLUE CHIP  CHARTER     VALUE     GROWTH &   EQ. INCOME
                                           FUND         FUND         FUND      FUND       FUND       FUND      INCOME       FUND
                                        -----------  ----------    --------  ---------  -------     -----     --------   ----------
Unrealized appreciation (depreciation)
      period ending March 31, 1998        10,564       12,198          7       1,296      5,998      6,070      9,193        538
Change fiscal 1999                       (10,564)     (12,198)        (7)     (1,296)    (5,998)    (6,070)    (9,193)      (538)
                                          ------       ------        ---       -----      -----      -----      -----        ---

Unrealized appreciation (depreciation)
      period ending March 31, 1999            --           --         --          --         --         --         --         --
                                          ======       ======        ===       =====      =====      =====      =====        ===




                                          GLOBAL     FOREIGN     ADVISOR
                                          GROWTH     EQUITY      OVERSEAS
                                           FUND       FUND         FUND
                                          ------     -------     --------
Unrealized appreciation (depreciation)
      period ending March 31, 1998        12,351      1,877        528
Change fiscal 1999                       (12,351)    (1,877)      (528)
                                          ------      -----      -----

Unrealized appreciation (depreciation)
      period ending March 31, 1999            --         --         --
                                          ======      =====      =====




                                             ORCHARD    MAXIM
                                            OVERSEAS    MONEY    PROFILE     PROFILE      PROFILE     PROFILE    PROFILE    EMPLOYER
                                            EUROPEAN    MARKET   SERIES I    SERIES II   SERIES III  SERIES IV   SERIES V    STOCK
                                              FUND       FUND      FUND        FUND         FUND       FUND        FUND       FUND
                                            --------    ------   --------    ---------   ----------  ---------   --------   --------

Unrealized appreciation (depreciation)
      period ending March 31, 1998            143         971     105,590      65,281      41,853      2,401         26         --
Change fiscal 1999                           (143)       (971)   (105,590)    (65,281)    (41,853)    (2,401)       (26)    (1,203)
                                           ------        ----     -------      ------      ------      -----        ---      -----
Unrealized appreciation (depreciation)
      period ending March 31, 1999             --          --          --          --          --         --         --     (1,203)
                                           ======        ====     =======      ======      ======      =====        ===      =====



                                                                   PRUDENTIAL
                                            STABLE      OPPEN      DIVERSIFIED
                                             VALUE     QUEST VAL   HIGH GROWTH
                                             FUND        FUND         FUND
                                            ------     ---------   -----------
Unrealized appreciation (depreciation)
      period ending March 31, 1998             --          --          --
Change fiscal 1999                            161        (368)        (34)
                                            -----       -----       -----

Unrealized appreciation (depreciation)
      period ending March 31, 1999
                                              161        (368)        (34)
                                            =====       =====       =====



                                            PRU          PRU                              VAN KAMPEN    PRU          PIMCO      PRU
                                         DIVERSIFIED  DIVERSIFIED    PRU       AMERICAN  INTERMEDIATE  TOTAL      GOLD SACHS   STOCK
                                        CONS. GROWTH  MOD. GROWTH   EQUITY      VALUE     GLOBAL INC.  RETURN       INCOME     INDEX
                                            FUND         FUND        FUND       FUND         FUND       FUND         FUND      FUND
                                        ------------  -----------   ------     --------  ------------  ------     ----------   -----

Unrealized appreciation (depreciation)
      period ending March 31, 1998       $     --          --         --          --          --          --          --         --
Change fiscal 1999                             68       2,805        710        (261)        (38)       (153)        (53)     4,045
                                         --------       -----        ---         ---         ---         ---         ---      -----
Unrealized appreciation (depreciation)
      period ending March 31, 1999       $     68       2,805        710        (261)        (38)       (153)        (53)     4,045
                                         ========       =====        ===         ===         ===         ===         ===      =====





                                            PRU       KEMPER
                                            WORLD     DREMEN
                                           GLOBAL    HI RETURN
                                            FUND       FUND       TOTAL
                                           ------    ---------    -----

Unrealized appreciation (depreciation)
      period ending March 31, 1998             --         --     362,554
Change fiscal 1999                          1,342     (2,449)   (357,977)
                                            -----      -----     -------
Unrealized appreciation (depreciation)
      period ending March 31, 1999          1,342     (2,449)      4,577
                                            =====      =====     =======


                                       18
                                                                     (Continued)

                        MACDERMID EQUIPMENT 401(K) PLAN

                          Notes to Financial Statements

                             March 31, 1999 and 1998

(7)  REALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS

                                                 AMER CENT
                                GUARANTEED       TWENTIETH         AIM                 MAXIM         MAXIM
                                CERTIFICATE     CENT ULTRA     CONSTELLATION         SMALL CAP     GROWTH IND
                                   FUND             FUND          FUND                 FUND          FUND
                                -----------     ----------     -------------         ---------     ----------
Year ended March 31, 1998
  Proceeds                         $1,198          5,783          8,593                 --           375
  Cost                              1,198          4,414          6,877                 --           310
                                   ------          -----          -----                              ---
  Gain (Loss)                      $ --            1,369          1,716                 --            65
                                   ======          =====          =====                 ==           ===

                                  MAXIM         MAXIM       MAXIM                    PUTNAM      FIDELITY
                                 SC AGG         US GOVT     INVEST       MAXIM       GLOBAL    ADV. GROWTH
                                 GROWTH        MORT SEC   GRADE CORP      CORP      GOVT INC  OPPORTUNITIES
                                  FUND           FUND        FUND         FUND        FUND         FUND
                                 ------        --------   ----------      ----      --------  -------------
Year ended March 31, 1998
  Proceeds                         765            210          --          705          --          995
  Cost                             676            200          --          656          --          881
                                   ---            ---          --          ---          --          ---
  Gain (Loss)                       89             10          --           49          --          114
                                   ===            ===          ==          ===          ==          ===

                                  MAXIM          AIM          MAXIM        MAXIM          AIM
                               STOCK INDEX    WEINGARTEN     MID CAP      BLUE CHIP      CHARTER
                                  FUND          FUND           FUND         FUND          FUND
                               -----------    ----------     -------      ---------      -------
Year ended March 31, 1998
  Proceeds                         $--          1,131          1,813          --          230
  Cost                              --            857          1,548          --          202
                                   ---          -----          -----          --          ---
  Gain (Loss)                      $--            274            265          --           28
                                   ===          =====          =====          ==          ===
                                             PUTNAM        FIDELITY      PUTNAM        MAXIM         FIDELITY
                                  MAXIM      FUND FOR      ADVISOR       GLOBAL       FOREIGN         ADVISOR
                                  VALUE      GROWTH &     EQ. INCOME     GROWTH        EQUITY        OVERSEAS
                                  FUND        INCOME         FUND         FUND         FUND            FUND
                                  -----      --------     ----------     ------       -------        --------
Year ended March 31, 1998
  Proceeds                         --          885          1,114          --          8,806          3,959
  Cost                             --          704          1,027          --          6,902          3,700
                                   --          ---          -----          --          -----          -----
  Gain (Loss)                      --          181             87          --          1,904            259
                                   ==          ===          =====          ==          =====          =====

                       ORCHARD        MAXIM
                      OVERSEAS        MONEY         PROFILE          PROFILE         PROFILE
                      EUROPEAN        MARKET        SERIES I        SERIES II       SERIES III
                        FUND          FUND            FUND            FUND            FUND
                      --------        ------        --------        ---------       ----------
March 31, 1998
  Proceeds              $38          10,493          72,466          17,165          24,196
  Cost                   37           9,823          50,469          13,240          18,145
                        ---          ------          ------          ------          ------
  Gain (Loss)           $ 1             670          21,997           3,925           6,051
                        ===          ======          ======          ======          ======
                                                                                      PRUDENTIAL
                       PROFILE       PROFILE    EMPLOYER     STABLE       OPPEN.      DIVERSIFIED
                      SERIES IV      SERIES V     STOCK       VALUE     QUEST VAL.   HIGH GROWTH
                        FUND          FUND        FUND        FUND        FUND           FUND
                      ---------      --------   --------     ------     ----------   -----------
March 31, 1998
  Proceeds              3,103          --          --          --          --            --
  Cost                  2,487          --          --          --          --            --
                        -----          --          --          --          --            --
  Gain (Loss)             616          --          --          --          --            --
                        =====          ==          ==          ==          ==            ==





















                                                PRU          PRU                      VAN KAMPEN        PRU            PIMCO
                                           DIVERSIFIED    DIVERSIFIED      PRU         AMERICAN      INTERMEDIATE      TOTAL
                                          CONS. GROWTH   MOD. GROWTH      EQUITY         VALUE       GLOBAL INC.      RETURN
                                               FUND          FUND          FUND          FUND           FUND           FUND
                                          ------------   -----------      ------       --------      -----------      ------
Unrealized appreciation (depreciation)
  period ending March 31, 1998                  $--            --            --           --             --             --
Change fiscal 1999                               68          2,805          710          (261)          (38)          (153)
                                                ---          -----          ---          ----           ---           ----
Unrealized appreciation (depreciation)
  period ending March 31, 1999                  $68          2,805          710          (261)          (38)          (153)
                                                ===          =====          ===          ====           ===           ====
                                                              PRU            PRU              KEMPER
                                             GOLD SACHS      STOCK          WORLD             DREMEN
                                               INCOME        INDEX          GLOBAL          HI RETURN
                                                FUND          FUND           FUND              FUND                  TOTAL
                                             ----------      -----          ------          ---------                -----
Unrealized appreciation (depreciation)
  period ending March 31, 1998                   --             --             --                  --               362,554
Change fiscal 1999                              (53)          4,045          1,342            (2,449)              (357,982)
                                                ---           -----          -----            ------               --------
Unrealized appreciation (depreciation)
  period ending March 31, 1999                  (53)          4,045          1,342            (2,449)                 4,572
                                                ===           =====          =====            ======               ========

                        MACDERMID EQUIPMENT 401(K) PLAN

                        Notes to Financial Statements

                           March 31, 1999 and 1998


(8)    PARTICIPANT NOTES RECEIVABLE

       Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Participant Notes fund. Loan terms range from 1-5 years or up to 10 years for the purchase of a primary residence. Loans are secured by the balance in a participant's account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the Plan administrator. Interest rates from 7.3% to 10.8%. Principal and interest is paid ratably through regular payroll deductions.

                                                                      SCHEDULE 1

                        MACDERMID EQUIPMENT 401(K) PLAN

           Item 27a - Schedule of Assets Held for Investment Purposes

                                 March 31, 1999

                                                                  DESCRIPTION OF                                      CURRENT
                  FUND                                             INVESTMENT                        COST              VALUE
                                                                  --------------                     ----             -------

Employer Stock Fund:
    *MacDermid Common Stock                                      4,502.56 shares                $      154,006        152,803
                                                                                                --------------      ---------

Stable Value Fund:
    Norwest Bank Stable Value                                    614.92 shares                          16,235         16,396
                                                                                                --------------      ---------

Oppenheimer Quest Value
    Oppenheimer Quest Value A                                    4,255.32 shares                        90,581         90,213
                                                                                                --------------      ---------

Prudential Diversified Conser. Growth
    Pru Diversified High Growth A                                22,748.24 shares                      242,304        242,269
                                                                                                --------------      ---------

Prudential Diversified Moderate Growth
    Pru Diversified Moderate Growth A                            39,628.72 shares                      413,693        416,498
                                                                                                --------------      ---------

Prudential Diversified Conserv. Growth A                         1,684.01 shares                        17,328         17,396
                                                                                                --------------      ---------

Prudential Equity Fund A
    Pru Equity Fund A                                            7,799.32 shares                       154,106        154,816
                                                                                                --------------      ---------

Van Kampen American Value A
    Van Kampen Amer Value A                                      552.78 shares                          11,001         10,740
                                                                                                --------------      ---------

Prudential Intermediate Global Inc.
    Pru Intermediate Global                                      256.20 shares                           2,036          1,998
                                                                                                --------------      ---------

PIMCO Total Return A
    PIMCO Total Return A                                         665.25 shares                           9,117          8,964
                                                                                                --------------      ---------

Gold Sachs Government Income A
    Gold Sachs Govt Income A                                     494.04 shares                           7,712          7,659
                                                                                                --------------      ---------

Prudential Stock Index Fund Z
    Pru Stock Index Z                                            3,299.40 shares                        89,317         93,362
                                                                                                --------------      ---------

Prudential World Global Fund A
    Pru World Global A                                           4,153.52 shares                        73,920         75,262
                                                                                                --------------      ---------

Kemper Dremen Hi Return Equity Fund
    Kemper Dremen Hi Return Equity                               4,580.19 shares                       154,053        151,604
                                                                                                --------------      ---------

                                                                                                $    1,435,409      1,439,980
                                                                                                ==============      =========

                        MACDERMID EQUIPMENT 401(K) PLAN

                 Item 27d - Schedule of Reportable Transactions

                        For the year ended March 31, 1999



                                     DESCRIPTION
                                       OF ASSETS                                                         EXPENSE
                                  (INCLUDE INTEREST         NUMBER                                      INCLUDED
                                  RATE AND MATURITY   ---------------     PURCHASE        SELLING         WITH
      DESCRIPTION                 IN CASE OF A LOAN)  PURCHASE   SALE      PRICE           PRICE       TRANSACTION
-------------------------------   ------------------  --------   -----    --------        -------      -----------
Putnam Global Growth                 Mutual Fund      $  587      94        46,764         93,907
Orchard Index 600                    Mutual Fund         337      39        39,082         74,886
American Century Ultra               Mutual Fund         961     115       119,427        225,952
AIM Weingarten                       Mutual Fund         363      44        38,523         78,216
Maxim Growth Index                   Mutual Fund         381      58        42,775         75,883
Fidelity Advisor Growth Oppor.       Mutual Fund         326      54        37,461         72,384
Maxim Growth Index                   Mutual Fund         468      57        55,765         93,401
AIM Constellation                    Mutual Fund         727     101       123,559        240,052

Profile Series I                     Mutual Fund       1,074     141       340,664        653,039
Profile Series II                    Mutual Fund         643      86       251,039        486,414
Profile Series III                   Mutual Fund       1,049      99       188,765        377,194

Pru Stock Index Z                    Mutual Fund          13       2       107,167         17,855
Pru Equity Fund                      Mutual Fund          12       4       176,215         21,933
Pru Diversified Mod Gr A             Mutual Fund          12       2       424,347         10,779
Pru Diversified High Gr A            Mutual Fund          12       2       339,560         95,250
Kemper Dremen Hi Return Equity       Mutual Fund          14       1       154,345            238
Oppenheimer Quest Value A            Mutual Fund          12       2       114,523         23,319
MacDermid Company Stock              Stock                13       2       156,046          1,956


                                                                          CURRENT VALUE
                                                                           OF ASSET ON
                                              COST OF ASSET              TRANSACTION DATE
                                         ---------------------       -----------------------           NET
      DESCRIPTION                        PURCHASE        SALES       PURCHASE         SALES           (LOSS)
--------------------------------         --------        -----       --------         -----           ------
Putnam Global Growth                      46,764        38,134         46,764         93,907         55,773
Orchard Index 600                         39,082        31,621         39,082         74,886         43,265
American Century Ultra                   119,427        76,163        119,427        225,952        149,789
AIM Weingarten                            38,523        32,287         38,523         78,216         45,929
Maxim Growth Index                        42,775        26,951         42,775         75,883         48,932
Fidelity Advisor Growth Oppor.            37,641        22,096         37,641         72,384         50,288
Maxim Growth Index                        55,765        40,970         55,765         93,401         52,431
AIM Constellation                        123,559       112,119        123,559        240,052        127,933

Profile Series I                         340,664       230,783        340,664        653,039        422,256
Profile Series II                        251,039       190,959        251,039        486,414        295,455
Profile Series III                       188,765       156,210        188,765        377,194        220,984

Pru Stock Index Z                        107,166        17,855        107,166         17,855             --
Pru Equity Fund                          176,215        22,098        176,215         21,933           (165)
Pru Diversified Mod Gr A                 424,347        10,644        424,347         10,779            135
Pru Diversified High Gr A                339,560        97,239        339,560         95,250         (1,989)
Kemper Dremen Hi Return Equity           154,345           235        154,345            238              3
Oppenheimer Quest Value A                114,523        23,942        114,523         23,319           (623)
MacDermid Company Stock                  156,046         2,053        156,046          1,956            (97)

                                                                      Schedule 2


                        MACDERMID EQUIPMENT 401(K) PLAN

                 Item 27d - Schedule of Reportable Transactions

                       For the year ended March 31, 1998


                               DESCRIPTION
                                OF ASSETS                                                         EXPENSE
                            (INCLUDE INTEREST           NUMBER                                    INCLUDED
                            RATE AND MATURITY    -------------------    PURCHASE     SELLING        WITH
      DESCRIPTION           IN CASE OF A LOAN)   PURCHASE       SALE      PRICE       PRICE     TRANSACTION
-----------------------     ------------------   --------       ----    --------     -------    -----------
Profile Series I                Mutual Fund       1,459          27      56,993       72,466
Profile Series II               Mutual Fund         949          10      46,600       17,165
Profile Series III              Mutual Fund       1,209          14      60,002       24,196




                                                     CURRENT VALUE
                                                      OF ASSET ON
                             COST OF ASSET           TRANSACTION DATE
                          -------------------      -------------------         NET
      DESCRIPTION         PURCHASE       SALES      PURCHASE      SALES       (LOSS)
-----------------------   --------       -----     --------      -----        ------
Profile Series I          56,993        50,469      72,466       72,466       21,997
Profile Series II         46,600        13,240      46,600       17,165       33,360
Profile Series III        60,002        18,145      60,002       24,196       35,806
